EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 129336, No. 333-136830, No. 333-252572, and No. 333-269721) and Form S-8 (No. 333-127803, No. 333-161246, No. 333-193214, No. 333-205378, No. 333-239095, and No. 333-259084) of ENGlobal Corporation (the “Company”), of our report dated March 31, 2023, relating to the consolidated financial statements the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

Houston, Texas

March 31, 2023